UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2010
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IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
______________

Delaware	000-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California    91311
 (Address of principal executive offices)                                   (Zip Code)

Registrant's telephone number, including area code:  (818) 407-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Delisting Determination

As previously reported in Current Reports on Form 8-K filed on December 18, 2009 and January 14, 2010, Image Entertainment, Inc. ("Image") failed to comply with various listing requirements of The Nasdaq Stock Market ("Nasdaq") and received a delisting determination letter.  Image requested and participated in a hearing before a Nasdaq Hearing Panel (the "Panel") on January 20, 2010 to appeal the delisting determination of the staff of the Nasdaq Listing Qualifications Department (the "Staff").

On February 1, 2010, Image received a letter from Nasdaq notifying Image of the Panel's determination to deny Image's request for continued listing on Nasdaq and to delist Image's common stock.  The letter indicated that Image's common stock will be suspended from trading on Nasdaq effective at the open of business on Wednesday, February 3, 2010.

Following the delisting, Image currently expects that its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in Image's common stock.  No assurance can be given that the market makers will continue to make a market in Image's common stock or that Image's common stock will be quoted on the Pink Sheets.

Image currently does not intend to deregister its common stock with the Securities and Exchange Commission (the "SEC").  Accordingly, it will continue to file periodic, quarterly and annual reports with the SEC.

Staff Deficiency Letter

On January 27, 2010, Image received a Nasdaq Staff Deficiency Letter from the Staff.  The letter indicated that Image's previously announced issuance of 3.5 million shares of common stock on January 8, 2010 to the holder of its senior secured convertible note due 2011 (the "Note") in exchange for $10,000 in principal amount of the Note (the "Exchange") required shareholder approval under Listing Rule 5635(d).  The Staff determined to aggregate the Exchange and Image's previously announced sale of Series B Preferred Stock and Series C Preferred Stock that also closed on January 8, 2010 (the "Financing") and that did not comply with Listing Rules 5635(d), 5635(b) and 5640.  The Staff's determination to aggregate the Exchange with the Financing was based on the timing, use of proceeds and the fact that the transactions were all part of the same financing plan.  The letter also indicated that Image did not timely file a Notification Form Listing of Additional Shares with respect to the shares issued in the exchange in violation of Listing Rule 5250(e)(2).  In light of the delisting determination discussed above, Image has determined not to take any action or response in response to the letter.

Item 8.01.          Other Events.

On February 1, 2010, Image issued a press release announcing receipt of the Panel's delisting determination and the Nasdaq deficiency letter discussed under Item 3.01 above, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, Image's current expectations that its common stock will be quoted on the Pink Sheets and that it does not intend to deregister its common stock with the SEC.  These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” and “believe.”  All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors (some of which may be beyond Image’s ability to control or predict) that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  Such risks and uncertainties include market makers not continuing to make a market in Image's common stock and the ability of Image’s common stock to be quoted on the Pink Sheets.  For details and a discussion of other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in Image’s most recent Annual Report on Form 10-K, and Image’s most recent Quarterly Reports on Form 10-Q.  Unless otherwise required by law, Image undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01.          Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Exhibit Description

99.1	Press Release dated February 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated:	February 1, 2010	By:	/s/ Michael B. Bayer
Michael B. Bayer
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 1, 2010